Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-202960, 333-188870, 333-174203, 333-164177, 333-133824, 333-127857 and 333-117022) and the Registration Statements on Form S-8 (Nos. 333-126551, 333-151903, 333-174940, 333-190376, 333-198046 and 333-206330) of Savara Inc. (formerly known as Mast Therapeutics, Inc.) of our report dated March 10, 2017 relating to the financial statements of Savara Inc. (now known as Aravas Inc.) which appears in this Form 8-K of Savara Inc.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

April 27, 2017